Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	bobbi.chaville@ros.com

ROSS STORES REPORTS OCTOBER SAME STORE SALES GAIN OF 5%,
INCREASES THIRD QUARTER EPS ESTIMATE

     Pleasanton, California, November 3, 2011 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that sales increased 10% to $661 million for the four weeks ended October 29, 2011, up from $600 million in sales for the four weeks ended October 30, 2010. Comparable store sales for the month grew 5% over the prior year.

     For the quarter ended October 29, 2011, sales were $2.046 billion, a 9% increase over the $1.874 billion in sales for the quarter ended October 30, 2010. Same store sales for the third quarter were up 5%.

     For the nine months ended October 29, 2011, sales totaled $6.210 billion, a 9% increase over the $5.721 billion in sales for the nine months ended October 30, 2010. Comparable store sales for the nine months ended October 29, 2011 grew 5% on top of a 6% gain in 2010.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased that October same store sales were ahead of our expectations for a 1% to 2% increase. Our performance for both the month and the quarter benefited from our ongoing ability to deliver terrific name brand bargains for the family and the home to today’s increasingly value-focused consumers. Juniors and Shoes were the strongest merchandise categories in October, while Florida remained the best-performing market.”

     Mr. Balmuth continued, “We now estimate earnings per share for the 13 weeks ended October 29, 2011 will increase 23% to 24%, to $1.25 to $1.26, from last year’s $1.02 per share. The anticipated upside from our prior earnings per share guidance of $1.16 to $1.18 is due mainly to better-than-expected sales and margin performance in October. Earnings per share for the 52 weeks ending January 28, 2012 are now projected to be in the range of $5.54 to $5.61, up 20% to 21% over $4.63 in 2010.”

     The Company will provide detailed sales and earnings guidance for the fourth quarter ending January 28, 2012 with its third quarter earnings release and conference call on Thursday, November 17th.

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 404-537-3406, ID# 60532985, from 8:30 a.m. Eastern time on November 3, 2011 through 8:00 p.m. Eastern time on November 4, 2011. A transcript of these comments is available in the Investors section of the corporate website at www.rossstores.com.

     The Company plans to issue November 2011 sales results on Thursday, December 1st.

     Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the third quarter ended October 29, 2011 are preliminary and subject to adjustments. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the impact from the macro-economic environment and financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including without limitation, the Form 10-K for fiscal 2010 and Form 10-Qs and 8-Ks for fiscal 2011. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2010 revenues of $7.9 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,038 locations in 29 states, the District of Columbia and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 88 dd’s DISCOUNTS® in seven states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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